Exhibit 8.1

620 Freedom Business Center, Suite 200

King of Prussia, PA 19406

(610) 205-6000

www.stevenslee.com

March 18, 2022

Board of Directors	Board of Directors
The Bank of Princeton	Princeton Bancorp, Inc.
183 Bayard Lane	183 Bayard Lane
Princeton, NJ 08540	Princeton, NJ 08540

Re:   Merger of The Bank of Princeton and Interim Bank of Princeton

Ladies and Gentlemen:

We have been requested to provide this opinion concerning matters of U.S. federal income tax law in connection with the proposed merger (the “Merger”) pursuant to which Interim Bank of Princeton, a New Jersey bank (“Interim Bank”), which is a wholly-owned subsidiary of Princeton Bancorp, Inc., a Pennsylvania corporation (the “Holding Company”), will be merged with and into The Bank of Princeton, a New Jersey state chartered bank (the “Bank”) with the Bank as the survivor, pursuant to the Agreement and Plan of Reorganization and Merger, dated as of February 23, 2022, by and among the Bank, Interim Bank, and the Holding Company (the “Merger Agreement”). The Merger is further described in the S-4 Registration Statement on Form S-4 prepared by the Holding Company with respect to the Merger (the “Registration Statement”).

The Merger is structured, and will be completed, as a statutory merger for the consideration payable to the Bank shareholders as described in the Merger Agreement.

We have acted as counsel to the Bank in connection with the Merger. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1. the Registration Statement;

2. the Merger Agreement;

3. the representations made to us by the Bank and the Holding Company in a representation letter provided to us; and

4. such other instruments and documents related to the Merger as we have deemed necessary or appropriate.

Allentown  ●  Bergen County  ●  Bala Cynwyd  ●  Cleveland  ●  Fort Lauderdale  ●  Harrisburg  ●  Lancaster  ●  New York

Philadelphia  ●  Princeton  ●  Reading  ●  Rochester   ●  Scranton  ●  Valley Forge  ●  Wilkes-Barre  ●  Wilmington

A PROFESSIONAL CORPORATION

March 18, 2022

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1. original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Date, as defined in the Merger Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2. any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Date and thereafter where relevant; and

3. the Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the Commonwealth of Pennsylvania and the State of New Jersey and such other laws as may be applicable to the Merger.

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, if the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), it is our opinion that: (1) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (“Code”), and no gain or loss will be recognized by the Bank’s shareholders on the receipt of Holding Company Stock in exchange for their Bank Common Stock surrendered in the Merger; (2) no gain or loss will be recognized by the Holding Company with respect to the Merger; (3) the aggregate tax basis of Holding Company Stock received by Bank shareholders in the transaction will be the same as the aggregate basis of the Bank Common Stock surrendered in exchange therefor; and (4) the holding period of the Holding Company Stock received by Bank shareholders in the Merger will include the period during which they held their Bank Common Stock exchanged therefor, provided that the shares of Bank Common Stock are held as a capital asset on the Effective Date.

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (“Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above.

As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied

March 18, 2022

upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

Very truly yours,

/s/ STEVENS & LEE, P. C.